Exhibit 1A-6A

LAND LEASE AGREEMENT

FOR SPRING WATER EXTRACTION RIGHTS

THIS AGREEMENT is made this 23 day of September 2025, between Robert McCrae, an individual (''Lessor'') and Alternative Canning Solutions, a Florida Corporation d/b/a Aqua Beato (''Lessee'').

l. PROPERTY DESCRIPTION

Premises: The real property located at 1027 Brady Bunch Lane, Yadkinville, NC 27055, more particularly described as:

•	Plot Number: 11920

•	Track Number: 9667

•	Spring Location: 138 Brady Bunch. Lane, Yadkenville, NC

The above-described property includes all water rights, spring sources, and subsurface water access (the ''Leased Premises'').

2. TERM AND COMMENCEMENT

Lease Term: Ninety-nine (99) years

Commencement Date: September 23, 2025

Expiration Date: September 23, 2124

Renewal: No automatic renewal rights. Extension only by mutual written agreement of both parties.

3. CONSIDERATION AND EQUITY ARRANGEMENT

3.1 Equity Grant in Lieu of Rent In lieu of monetary rent, Lessor shall receive a four percent (4%) equity ownership interest in Aqua Beato, structured as per Exhibit A:

3.2 Documentation The equity grant shall be documented as Exhibit A Equity Grant Agreement to be executed concurrently with this Lease.

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3. 3 Tax Considerations Each party shall be responsible for their own tax obligation arising from this arrangement. Parties acknowledge they have been advised to consult with tax professionals regarding the tax implication of this equity-for-lease structure.

4. PERMITTED USES AND EXCLUSIVE RIGHTS

4.1 Exclusive Water Extraction Rights Lessee shall have the right to:

a) Access, extract, process, and distribute water from all natural springs on the Leased Premises

b) Construct, install, maintain, and operate all facilities, equipment, and infrastructure necessary for commercial water production

c) Tap into any additional natura1 springs discovered on the Leased Premises during the lease term

4.2       Infrastructure Rights Lessee may construct and maintain:

•	Water extraction and processing facilities

•	Storage tanks and distribution equipment

•	Access roads and utilities

•	Fencing and security systems

•	Any other improvements reasonably necessary for operations

5. RESTRICTIONS AND LIMITATIONS

5.1 Lessor's Restrictions During the lease term, Lessor agrees:

a) Not to sell, lease, mortgage, or encumber the property in any manner that would interfere with Lessee's operations

b) To provide reasonable cooperation for Lessee's permit applications and regulatory compliance

c) To refrain from any activity on the Leased Premises that could result in environmental violations, contamination, or interference with Lessee's permits or operations

5.2 Environmental Compliance Lessor shall ensure the property complies with all applicable local state, and federal environmental regulations, including but not limited to:

•	North Carolina Department of Environmental Quality requirements

•	EPA water quality standards

•	Local zoning and land use regulations

•	Property-related environmental permits and certifications

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Lessee shall be responsible for compliance related to its water extraction and processing operations, including water quality testing for extracted water.

6.       RESPONSIBILITIES AND OBLIGATIONS

6.1 Lessee's Responsibilities Lessee shall:

a) Obtain permits and licenses specifically required for its water extraction and processing operations b) Maintain general liability insurance with minimum coverage of $2,000,000 per occurrence and $5,000,000 aggregate for its operations c) Provide annual written reports to Lessor regarding water extraction volumes and operational status d) Restore any areas disturbed by its operations to substantially original condition upon lease termination, excluding permanent improvements authorized under this Agreement

6.2 Lessor's Responsibilities Lessor shall:

a) Maintain clear title to the property b) Provide reasonable access for Lessee's operations c) Cooperate with and assist in permit applications and regulatory requirements for Lessee's operations d) Provide annual shareholder reports and updates regarding Aqua Beato's performance e) Maintain property owner's liability insurance with minimum coverage of $2,000,000 naming Lessee as additional insured and provide certificates of insurance annually t) Conduct and pay for all required environmental testing and monitoring of the property (excluding Lessee's operational monitoring) g) Obtain and maintain all property-related permits, licenses and environmental certifications h) Maintain property insurance covering the land and any existing structures with minimum coverage equal to replacement cost value i) Indemnify and hold harmless Lessee from any claims, damages, or liabilities arising from Lessor's breach of this Agreement or environmental conditions existing on the property prior to the Commencement Date

7. ASSIGNMENT AND TRANSFER

7.1 Lessee's Assignment Rights Lessee may assign this Lease to:

•	Any subsidiary or affiliated entity

•	Any successor entity through merger, acquisition, or sale

•	Any third party with Lessor's written consent, which consent shall not be unreasonably withheld. Lessor's consent shall be deemed reasonable if the proposed assignee: (i) has a net worth equal to or greater than Lessee at the time of assignment, (ii) has demonstrated experience in water extraction or related industries, (iii) agrees to assume all obligations under this Lease, and (iv) is not subject to any pending litigation or regulatory action that could materially impact operations. Lessor shall respond to any assignment request within thirty (30) days, and failure to respond shall constitute consent.

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7.2 Equity Protection Any assignment sha1l not affect Lessor's equity ownership or right in Aqua Beato.

7.3 First Right of Refusal In the event that Lessor desires or needs to sell the Leased Premises during the terms of this Agreement Lessee shall have the first right of refusal to purchase the property. Lessor shall provide Lessee with written notice of any proposed sale, including the terms and conditions of such sale. Lessee shall have thirty (30) days from receipt of such notice to exercise its right to purchase the property on the same terms and conditions as proposed to the third party purchaser. If Lessee does not exercise this right within the specified time period, Lessor may proceed with the sale to the third party on terms no more favorable than those offered to Lessee.

8. DEFAULT AND TERMINATION

8.1 Events of Default This Lease may be terminated only upon:

a) Material breach by either party that remains uncured for sixty (60) days after written notice b) Repeated interference or obstruction by Lessor (defined as three or more instances within any twelve-month period of failure to cooperate with permit applications denial of reasonable access, or activities that interfere with Lessee's operations), which may result in immediate termination by Lessee or damages at Lessee's election c) Mutual written agreement of both parties d) Condemnation of the property by governmental authority e) Natural disaster or force majeure event that renders the water source commercially unusable for more than one (1) year

8.2 Remedies Upon default, the non-defaulting party may pursue all available legal and equitable remedies.

9. REGULATORY AND PERMIT CONDITIONS

9.1 Permit Contingency This Lease is contingent upon Lessee obtaining all necessary permits for commercial water extraction within twelve (12) months of the Commencement Date.

9.2 Compliance Monitoring Lessee shall provide Lessor with copies of all environmental reports, permit renewals, and regulatory correspondence annually.

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10. MISCELLANEOUS PROVISIONS

10.l Governing Law This Agreement shall be governed by the laws of the State of North Carolina.

10.2 Recording This Lease shall be recorded in the Yadkin County Registry of Deeds.

10.3 Entire Agreement This Agreement, together with the Equity Grant Agreement, constitutes the entire agreement between the parties.

10.4 Amendment This Agreement may only be modified by written instrument signed by the parties.

10.5 Severability If any provision is deemed invalid, the remainder shall remain in full force and effect.

10.6 Force Majeure Neither party shall be liable for delays or failures due to circumstances beyond their reasonable control.

(Signature pages to follow)

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SIGNATURES:

LESSOR:

/s/ Robert McCrae
Robert McCrae

LESSEE:

/s/ Jerry Cox
Jerry Cox, CEO
Alternative Canning Solutions
d/b/a Aqua Beato

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Document 1 - Equity Grant Agreement (Revised)

(Replaces prior Exhibit A to the Land Lease Agreement)

This Equity Grant Agreement("Agreement") is entered into as of September 23, 2025 (the "Effective Date"), by and between Aqua Beato, Inc., a Florida corporation (the "Company"), and Robert McCrae ("Recipient").

Recitals.

A. The Recipient, as lessor, and an affiliate of the Company, Alternative Canning Solutions, a Florida corporation d/b/a Aqua Beato, as lessee, entered into that certain Land Lease Agreement for Spring Water Extraction Rights dated September 23, 2025 (the "Lease"), which provides that, in lieu of monetary rent, Recipient shall receive a four percent (4.00%) equity ownership interest in Aqua Beato.

B. Subsequent to the Company's First Amended and Restated Articles of Incorporation (amended, the "Articles"), the Company reclassified and redesignated its equity, and implemented a forward stock split; the equity to be issued shall be Class A Preferred Stock, as set forth in the Articles.

1. Grant of Equity.

(a) Percentage Grant. Subject to the terms of this Agreement and the Articles, the Company hereby grants to Recipient an ownership interest equal to four percent (4.00%) of the Company'sissued and outstanding equity as of the Effective Date (the "Grant Percentage"), exclusive of any future issuances after the Effective Date and without anti-dilution rights, except for equitable adjustments under Section 6 below.

(b) Initial Share Issuance; True-Up. For administrative convenience, the Company shall initially issue to Recipient 2,000,000 shares of Class A Preferred Stock (the "Shares"), which the parties acknowledge represent 4.00% of the Company's issued and outstanding equity as of the Effective Date, based on the capital structure then in effect and after giving effect to the forward stock split noted in the Recitals. Within 30 days after the Effective Date, the Company shall confirm the cap table as of the Effective Date and, if necessary, issue or cancel (at no cost to Recipient) such additional Shares as are reasonably required to ensure Recipient holds the Grant Percentage as of the Effective Date only.

2. Type of Equity.

The Shares consist of Class A Preferred Stock of the Company, and are subject to all rights, preferences, and limitations set forth in the Articles, which are incorporated herein by reference.

3. Vesting.

The Shares vest in full as of the Effective Date.

4. Transfer Restrictions.

The Shares may not be sold, assigned/ transferred, pledged, or otherwise disposed of without the prior written consent of the Company and must comply with applicable securities laws.

5. No Anti-Dilution; No Preemptive Rights.

Except as expressly provided in the Articles or Section 6 of this Agreement, Recipient has no anti-dilution, preemptive, or similar rights with respect to any future issuance of Company securities.

6. Adjustments for Recapitalization Events.

In the event of any stock split, stock dividend, combination, recapitalization, reclassification, or similar event after the Effective Date, the number and kind of Shares then held by Recipient shall be equitably adjusted to preserve the economic intent of the Grant Percentage as of the Effective Date.

7. Relationship to Lease.

The parties acknowledge and agree that this grant constitutes consideration under Section 3 of the Lease (Equity Grant in Lieu of Rent) and is issued in satisfaction of the Company's obligations thereunder. This Agreement supersedes and replaces the prior "Exhibit A - Equity Grant Agreement ~ Aqua Beato, Inc." attached to the Lease, which referenced restricted common stock and did not include an effective date.

8. Governing Documents; Conflicts.

This Agreement and the Shares are subject in all respects to the Articles (as amended from time to time). In the event of any conflict, the Articles control.

9. Taxes.

Recipient is solely responsible for all federal, state, and local tax obligations arising from the issuance and/or vesting of the Shares, including any available elections under the Internal Revenue Code.

10. Governing Law.

This Agreement shall be governed by the laws of the State of Florida, without regard to conflicts-of-law principles.

11. Entire Agreement.

This Agreement, the Lease, and the Articles constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all prior drafts or understandings.

Signatures

Aqua Beato, Inc.
By:	/s/ Jerry Cox	Name: Jerry Cox Title: CEO	Date:	9-23-2025

Robert McCrae:	/s/ Robert McCrae	Date:	9-23-2025